Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 28, 2012 (except for Note K and the related effects thereof as to which the date is February 19, 2013) with respect to the consolidated financial statements included in the Annual Report on Form 10-K/A for the year ended September 30, 2012 of Aeolus Pharmaceuticals, Inc., which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

San Diego, California
August 21, 2013